Gulf Resources Announces the Receipt of Governmental Notification to Temporarily Close Bromine Facilities

SHOUGUANG, China, Dec. 22, 2023 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), today announced that it received notification from the government of Shouguang City on December 22, 2023, pursuant to which its all bromine and crude salt facilities will be temporarily closed from December 25, 2023 to February 20, 2024. To comply with such notification, the Company expects to temporarily halt production during this period.

We believe this seasonal closure aligns with the government's efforts to address winter air pollution and enhance the overall efficiency of brine resources.

Compared to the 2023 closure from December 10 to February 1, the closure in 2024 means that the Company will have an additional 15 days of production in the fourth quarter of 2023 and will lose 19 days of production in the first quarter of 2024.

Winter typically sees slower bromine sales as our customers are closed for Chinese New Year holidays, leading to fewer orders before their closure. Further, processing crude salt becomes challenging during the coldest months because of low temperatures.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sell crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in China, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu (Haiyan Xu)

beishengrong@vip.163.com